From:  Crowley, Milner and Company                  Contact:  Ray Attebery
       2301 West Lafayette Boulevard                          (313) 962-2558
       Detroit, Michigan  48216-1891


                                                     For Immediate Release


                                         CROWLEY'S ACCEPTS RESIGNATION OF
                                     CHIEF FINANCIAL OFFICER JOHN R. DALLACQUA

           DETROIT, July 9, 1998 - Crowley's (AMEX symbol: COM) announces that Vice-President of Finance, Chief Financial Officer, Secretary and Treasurer John R. Dallacqua has tendered his resignation to be effective as of July
10, 1998 in order to pursue a new career opportunity in a non-retail business.

            Dallacqua, 42, has served as Crowley's CFO since July 1996. Mr. Ray Attebery, Crowley's Senior Vice President of Operations and Chief
Information Officer, will assume financial responsibilities as the Company's acting CFO. Mr. Attebery, 55, holds a Bachelor of Science degree in Economics, an MBA degree in Finance and Marketing, and has twenty-five years of varied retail experience, including service as the Senior Vice President
- Controller of John A. Brown, a division of the Dayton Hudson Corporation, for several years.

            "It saddens me to leave the many wonderful people in the Crowley's/Steinbach family," Dallacqua said. "However, after finalizing the Company's financing package recently, the timing made sense. Now that the financing is securely in place, and the Company is focused on its mission of providing high quality and fashionable merchandise to its customers at competitive prices, I am confident that the management team will be successful."

            "John was instrumental in establishing and implementing disciplines in our financial area," said Denny Callahan, Crowley's chairman and chief executive officer. "He introduced a level of professionalism to the Company that has been embraced by everyone. We will miss him, and we all wish him well as he prepares to tackle his next challenge."

            Founded in 1914, Crowley's is engaged in the operation of nine retail specialty department stores in the Detroit-metropolitan and suburban Flint, Michigan areas and, through its wholly-owned subsidiary, Steinbach Stores, Inc., also operates 16 retail specialty department stores in the states of Connecticut, New York, New Hampshire, New Jersey and Vermont.